As filed with the Securities and Exchange Commission on October 23, 2009

                                                Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

______________________

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2677995
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 North Sam Houston Parkway East

Houston, Texas 77032
(Address of Principal Executive Offices)  (Zip Code)

2008 Halliburton Elective Deferral Plan
(Full Title of the Plan)

______________________

Albert O. Cornelison, Jr.

Executive Vice President and General Counsel

Halliburton Company

3000 North Sam Houston Parkway East

Houston, Texas 77032
(Name and Address of Agent for Service)

(281) 871-2699
                    (Telephone Number, including area code, of agent for service)
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

______________________

[(Calculation of Registration Fee on following page)]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$75,000,000	100%	$75,000,000 (2)	$4,185.00

(1)           The Deferred Compensation Obligations are unsecured obligations of Halliburton Company and certain of its subsidiaries to pay deferred compensation in the future in accordance with the terms of the 2008 Halliburton Elective Deferral Plan.

(2)           Estimated solely for the purpose of calculating the registration fee.

TABLE OF CONTENTS

PART I

Information Required In the Section 10(a) Prospectus

PART II

Item 3.                 Incorporation of Documents by Reference

Item 4.                 Description of Securities

Item 5.                 Interests of Named Experts and Counsel

Item 6.                 Indemnification of Directors and Officers

Item 7.                 Exemption from Registration Claimed

Item 8.                 Exhibits

Item 9.                 Undertakings

SIGNATURES

EXHIBIT INDEX

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 23.2

EXHIBIT 24

EXHIBIT 99.1

PART I

Information Required In the Section 10(a) Prospectus

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Sections 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.                      Incorporation of Documents by Reference.

Halliburton Company (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on February 18, 2009 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                      Description of Securities.

Under the 2008 Halliburton Elective Deferral Plan, Registrant will provide to eligible employees (limited to a group of management or highly compensated employees of Registrant and certain of its subsidiaries who are permanent full-time active employees paid in United States dollars and subject to the income tax laws of the United States) the opportunity to irrevocably defer to a future year the receipt of certain compensation. The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on the elections of each participant. The amounts of compensation deferred by participants under the Plan are referred to as “Deferred Compensation Obligations.”

The Deferred Compensation Obligations will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or, if earlier, upon the date of death, disability or other termination of employment pursuant to the terms of the Plan. In addition, a participant may withdraw amounts in his or her account in the sole discretion of the committee in the event of an unforeseeable emergency as defined in the Plan. All payments to participants under the Plan will be subject to withholding for applicable taxes.

The Plan will be administered and enforced by a committee appointed by Registrant's Compensation Committee of Directors. The committee will designate from time to time one or more benchmark investment options in which the account of each participant under the Plan will be deemed invested. An investment return (gain or loss) will periodically be credited to, or deducted from, the Plan account of each participant in an amount the participant would have earned (or lost) if the amount deferred had been invested among the benchmark investment options to which the participant allocated his or her Plan account. A participant will be one hundred percent vested in the amounts the participant elects to defer into his or her account and any investment return on such amounts.

The Deferred Compensation Obligations will be unsecured general obligations of the employing entity that is obligated to pay the deferred compensation in the future (the “Employer”) in accordance with the terms of the Plan, and will rank equally with other unsecured indebtedness of such Employer. Registrant may establish a non-qualified trust to pay benefits under the Plan. In such case, the trust will be funded to the extent Registrant determines, in its discretion, and the trust assets attributable to an Employer will also be subject to the claims of such Employer’s general creditors.

No participant or beneficiary may sell, transfer, assign, or encumber in any manner, either voluntarily or involuntarily, any amounts, or any portion thereof, payable under the Plan except to the extent the participant or beneficiary provides an order that satisfies the requirements for a “qualified domestic relations order” under the Employee Retirement Income Security Act of 1974.

Registrant may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may impair the rights of a participant with respect to amounts already allocated to his or her account.

Item 5.                      Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon for Registrant by Robert L. Hayter, Assistant Secretary and Assistant General Counsel.  Mr. Hayter owns Halliburton Common Stock and options to purchase Halliburton Common Stock and has participated in the Plan in prior years, but is not currently deferring compensation under the Plan.

Item 6.                      Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware or DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents.  Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:

•	expenses, judgments, and fines; and
•	amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding.

The Tenth Article of the Registrant's restated certificate of incorporation together with Section 32 of its by-laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

(i)   the person is or was an officer or director of the Registrant; or

(ii)  is a person who is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture trust, or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Registrant's restated certificate of incorporation and the by-laws were adopted or as may be amended.  Section 32 of the Registrant's by-laws and the Tenth Article of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

Section 32 of the by-laws provides that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee, or agent of the Registrant or of another entity against any expense, liability, or loss.  This insurance coverage may be maintained regardless of whether the Registrant would have the power to indemnify the person against the expense, liability, or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, that provision shall not eliminate or limit the liability of a director:

(i)   for any breach of the director's duty of loyalty to the corporation or its  stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the DGCL, relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock; or
(iv)  for any transaction from which the director derived an improper personal benefit.

The Fifteenth Article of the Registrant's restated certificate of incorporation contains this type of provision.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
5.1	Opinion of Robert L. Hayter					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Robert L. Hayter (contained in Exhibit 5.1).					X
24
Powers of Attorney for the following directors:

Alan M. Bennett
James R. Boyd
Milton Carroll
Nance K. Dicciani
S. Malcolm Gillis
James T. Hackett
Robert A. Malone
J. Landis Martin
Jay A. Precourt
Debra L. Reed

X
99.1	2008 Halliburton Elective Deferral Plan, as amended and restated effective January 1, 2008	10-Q	001-3492	10.3	October 26, 2007

Item 9.                      Undertakings.

A.      The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 23, 2009.

                Halliburton Company

                By: /s/ Albert O. Cornelison, Jr.
                Albert O. Cornelison, Jr.
                Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on October 23, 2009.

Signature	Title
/s/ David J. Lesar David J. Lesar	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Mark A. McCollum Mark A. McCollum	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Evelyn M. Angelle Evelyn M. Angelle	Vice President, Corporate Controller, and Principal Accounting Officer (Principal Accounting Officer)
* Alan M. Bennett	Director
* James R. Boyd	Director
* Milton Carroll	Director
* Nance K. Dicciani	Director
* S. Malcolm Gillis	Director
* James T. Hackett	Director
* Robert A. Malone	Director
* J. Landis Martin	Lead Director
* Jay A. Precourt	Director
* Debra L. Reed By: * /s/ Albert O. Cornelison, Jr. Albert O. Cornelison, Jr. Attorney-in-fact	Director

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
5.1	Opinion of Robert L. Hayter					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Robert L. Hayter (contained in Exhibit 5.1).					X
24
Powers of Attorney for the following directors:

Alan M. Bennett
James R. Boyd
Milton Carroll
Nance K. Dicciani
S. Malcolm Gillis
James T. Hackett
Robert A. Malone
J. Landis Martin
Jay A. Precourt
Debra L. Reed

X
99.1	2008 Halliburton Elective Deferral Plan, as amended and restated effective January 1, 2008	10-Q	001-3492	10.3	October 26, 2007